Exhibit 99.1

Media Contact                                                                                                                               November 3, 2009
Andy Brimmer, 205-410-2777                                                                                                                         For Immediate Release
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Third Quarter 2009 and Increases 2009 Guidance

Continued Strong Discharge Growth and Effective Expense Management

Continued Strong Cash Flows from Operations

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today reported its results of operations for the third quarter ended September 30, 2009. The results showed consolidated net operating revenues of $472.7 million for the third quarter of 2009 compared to $455.5 million for the third quarter of 2008, or an increase of 3.8%. This increase was primarily driven by a 5.3% quarter-over-quarter increase in patient discharges on both a consolidated and same store basis.

Reported net income per diluted share was $0.12 per share for the third quarter of 2009 compared to $0.00 per diluted share for the third quarter of 2008. On an adjusted basis, income from continuing operations was $0.38 per diluted share for the third quarter of 2009, which represents a 153.3%, or $0.23 per share, improvement over the $0.15 per diluted share for the third quarter of 2008. The quarter-over-quarter increase was primarily attributable to revenue growth, lower interest expense, and effective expense management. Adjusted income from continuing operations excludes amounts associated with government, class action, and related settlements, losses on interest rate swaps, and other non-recurring items, as outlined in the attached supplemental information.

“The results of another solid quarter reinforce the strength and sustainability of HealthSouth’s business model,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Discharges increased by 5.3% compared to the third quarter of 2008, and we continued to manage our hospitals in a high-quality, cost-effective manner. As a result of these efforts, we were able to generate $132.9 million in cash flows from operating activities during the quarter and saw our Adjusted Consolidated EBITDA grow by $17.0 million, or just over 21%, compared to the third quarter of last year. Based on these solid results and the Company’s positive outlook for the fourth quarter, we are raising our full-year Adjusted Consolidated EBITDA and adjusted diluted EPS guidance.”

As of September 30, 2009, total debt outstanding approximated $1.7 billion, with no amounts drawn on the Company’s $400 million revolving credit facility. Total cash and cash equivalents were $117.3 million. Cash flows from operating activities were $362.1 million for the nine months ended September 30, 2009 compared to $149.3 million for the same period of 2008. Cash flows from operating activities for the nine months ended September 30, 2009 included $73.8 million in net cash proceeds related to the Company’s settlement with UBS and the receipt of an approximate $42 million additional federal income tax refund for tax years 1995 through 1999.

Due to the Company’s debt reduction efforts and its higher Adjusted Consolidated EBITDA (see attached supplemental information), the Company’s leverage ratio was 4.5x as of September 30, 2009, using the trailing four quarters. With the Company’s higher Adjusted Consolidated EBITDA and its strong cash flows from operating activities, and since the Company has already achieved its near-term leverage goal of 4.5x, the Company is more confident its goal of 3.5x to 4.0 x by the end of 2012, or earlier, is achievable.

As previously reported, on October 23, 2009, the Company entered into an agreement with the lenders in its Credit Agreement to extend the maturity of a portion of its Term Loan Facility and to provide additional flexibility around the issuance of senior secured and unsecured notes, acquisitions, and selected debt repurchases. For additional information, see the Current Report on Form 8-K dated October 26, 2009.

“As a result of our strong cash flows from operations, the Company increased cash and cash equivalents by approximately $68 million during the quarter,” said Ed Fay, Senior Vice President of Finance and Treasurer of HealthSouth. “The amendment and extension of the Credit Agreement and the strong cash generation will allow the Company greater flexibility to manage its overall capital structure and liquidity, and provide it with greater ability to increase shareholder value.”

2009 Guidance

As a result of its continued strong operating results through the third quarter of 2009, the Company is increasing its previously provided guidance for 2009. Adjusted Consolidated EBITDA guidance for 2009 has been increased from a range of $354 million to $362 million to a range of $375 million to $380 million. Adjusted diluted earnings per share have been increased from a range of $1.15 to $1.25 per share to a range of $1.45 to $1.50 per share.

Distribution of Common Stock and Common Stock Warrants Associated with Securities Litigation Settlement

On September 30, 2009, following the lapse of the applicable appeal period for the court’s decision related to the Company’s securities litigation settlement, the Company issued approximately 5.0 million shares of common stock and approximately 8.2 million warrants to purchase its common stock in full satisfaction of its obligation to do so under the settlement. The warrants have a strike price of $41.40; consequently, they are not included in the Company’s diluted share count.

Other Information

The Company’s leverage ratio that is referenced in this release and elsewhere from time to time is defined in the Company’s Credit Agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted Consolidated EBITDA can be found in the following schedules.

On January 1, 2009, we reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income and comprehensive income attributable to our noncontrolling interests separately from net income and comprehensive income attributable to HealthSouth.

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, when filed, as well as the Company’s Current Report on Form 8-K filed on November 3, 2009. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its November 4, 2009 earnings call.

The Company expects to file its third quarter 2009 Form 10-Q this week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
	(In Millions, Except Per Share Data)
Net operating revenues	$472.7	$455.5	$1,431.5	$1,376.3
Operating expenses:
Salaries and benefits	235.4	236.3	709.2	700.8
Other operating expenses	66.8	68.6	201.6	201.0
General and administrative expenses	26.0	25.5	76.4	78.8
Supplies	27.7	26.2	83.9	81.1
Depreciation and amortization	18.1	17.9	53.4	65.3
Impairment of long-lived assets	4.0	-	4.0	0.6
Occupancy costs	11.8	12.6	35.9	36.8
Provision for doubtful accounts	7.9	6.6	25.5	20.5
Loss on disposal of assets	0.7	0.2	3.0	0.6
Government, class action, and related settlements expense	8.5	17.1	41.3	(27.9)
Professional fees—accounting, tax, and legal	3.5	4.0	5.0	12.9
Total operating expenses	410.4	415.0	1,239.2	1,170.5
Loss (gain) on early extinguishment of debt	-	2.1	(3.1)	5.8
Interest expense and amortization of debt discounts and fees	29.5	40.3	95.0	131.1
Other income	(0.6)	(0.4)	(1.4)	(2.1)
Loss on interest rate swaps	7.9	8.0	16.7	16.1
Equity in net income of nonconsolidated affiliates	(3.0)	(2.7)	(2.8)	(7.8)
Income (loss) from continuing operations before income tax
benefit	28.5	(6.8)	87.9	62.7
Provision for income tax benefit	(1.7)	(22.5)	(0.8)	(21.7)
Income from continuing operations	30.2	15.7	88.7	84.4
(Loss) income from discontinued operations, net of tax	(5.4)	(2.9)	(6.8)	7.2
Net income	24.8	12.8	81.9	91.6
Less: Net income attributable to noncontrolling interests	(8.0)	(6.2)	(25.7)	(21.1)
Net income attributable to HealthSouth	16.8	6.6	56.2	70.5
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(19.5)	(19.5)
Net income attributable to HealthSouth
common shareholders	$10.3	$0.1	$36.7	$51.0

Weighted average common shares outstanding:
Basic	87.6	87.4	87.6	81.6
Diluted	102.2	101.0	101.6	95.1

Basic and diluted earnings per common share:
Income from continuing operations
attributable to HealthSouth common shareholders	$0.18	$0.04	$0.50	$0.53
(Loss) income from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	(0.06)	(0.04)	(0.08)	0.10
Net income per share attributable to HealthSouth common
shareholders	$0.12	$-	$0.42	$0.63

Amounts attributable to HealthSouth:
Income from continuing operations	$22.2	$9.8	$63.5	$62.7
(Loss) income from discontinued operations, net of tax	(5.4)	(3.2)	(7.3)	7.8
Net income attributable to HealthSouth	$16.8	$6.6	$56.2	$70.5

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2009	December 31, 2008
		(As Adjusted)
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$117.3	$32.2
Restricted cash	88.1	154.0
Current portion of restricted marketable securities	7.7	20.3
Accounts receivable, net of allowance for doubtful accounts of $33.6 in 2009; $31.1 in 2008	216.2	235.8
Insurance recoveries receivable	-	182.8
Other current assets	55.0	57.6
Total current assets	484.3	682.7
Property and equipment, net	671.5	673.9
Goodwill	414.7	414.7
Intangible assets, net	37.7	42.8
Investments in and advances to nonconsolidated affiliates	27.6	36.7
Income tax refund receivable	8.6	55.9
Other long-term assets	110.0	91.5
Total assets	$1,754.4	$1,998.2
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$21.9	$23.6
Accounts payable	50.6	45.6
Accrued expenses and other current liabilities	369.8	408.5
Government, class action, and related settlements	6.1	268.5
Total current liabilities	448.4	746.2
Long-term debt, net of current portion	1,674.8	1,789.6
Other long-term liabilities	165.7	162.2
	2,288.9	2,698.0
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit:	(1,002.7)	(1,169.4)
Noncontrolling interests	80.8	82.2
Total shareholders' deficit	(921.9)	(1,087.2)
Total liabilities and shareholders’ deficit	$1,754.4	$1,998.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from operating activities:
Net income	$81.9	$91.6
Loss (income) from discontinued operations	6.8	(7.2)
Adjustments to reconcile net income to net cash provided by
operating activities—
Provision for doubtful accounts	25.5	20.5
Provision for government, class action, and related settlements	41.3	(27.9)
UBS Settlement proceeds, gross	100.0	-
Depreciation and amortization	53.4	65.3
Amortization of debt issue costs, debt discounts, and fees	4.8	4.9
Impairment of long-lived assets	4.0	0.6
Loss on disposal of assets	3.0	0.6
(Gain) loss on early extinguishment of debt	(3.1)	5.8
Loss on interest rate swaps	16.7	16.1
Equity in net income of nonconsolidated affiliates	(2.8)	(7.8)
Distributions from nonconsolidated affiliates	6.5	7.6
Stock-based compensation	9.9	8.5
Deferred tax provision	2.4	2.0
Other	0.6	0.2
(Increase) decrease in assets—
Accounts receivable	(5.9)	(27.4)
Other assets	1.3	6.4
Income tax refund receivable	47.3	(10.4)
Increase (decrease) in liabilities—
Accounts payable	5.0	(9.3)
Accrued fees and expenses for derivative plaintiffs' attorneys
in UBS Settlement	(26.2)	-
Other liabilities	10.3	18.2
Government, class action, and related settlements	(11.0)	(7.4)
Net cash used in operating activities of discontinued operations	(9.6)	(1.6)
Total adjustments	273.4	64.9
Net cash provided by operating activities	362.1	149.3

(Continued)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)
	Nine Months Ended
	September 30,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(54.7)	(39.4)
Acquisition of business, net of cash acquired	-	(14.6)
Acquisition of intangible assets	(0.4)	(18.2)
Proceeds from disposal of assets	0.9	53.8
Net change in restricted cash	(32.0)	20.5
Net settlements on interest rate swap	(30.3)	(13.9)
Net investment in interest rate swap	(6.4)	-
Other	(1.7)	(0.3)
Net cash provided by investing activities of discontinued operations	0.2	0.2
Net cash used in investing activities	(124.4)	(11.9)

Cash flows from financing activities:
Checks in excess of bank balance	-	(11.4)
Change in restricted cash for amounts in escrow related to debt	-	(30.3)
Principal payments on debt, including pre-payments	(62.9)	(121.5)
Borrowings on revolving credit facility	10.0	88.0
Payments on revolving credit facility	(50.0)	(150.0)
Principal payments under capital lease obligations	(9.9)	(9.3)
Issuance of common stock	-	150.2
Dividends paid on convertible perpetual preferred stock	(19.5)	(19.5)
Distributions paid to noncontrolling interests of consolidated affiliates	(22.8)	(26.3)
Other	1.1	(0.3)
Net cash provided by (used in) financing activities of discontinued operations	1.4	(3.0)
Net cash used in financing activities	(152.6)	(133.4)
Effect of exchange rate changes on cash and cash equivalents	-	0.8
Increase in cash and cash equivalents	85.1	4.8
Cash and cash equivalents at beginning of period	32.2	19.8
Cash and cash equivalents of divisions and facilities held for sale at
beginning of period	-	0.4
Less: Cash and cash equivalents of divisions and facilities held for sale
at end of period	-	(0.1)
Cash and cash equivalents at end of period	$117.3	$24.9

Supplemental schedule of noncash financing activities:
Securities Litigation Settlement	$299.3	$-

	Three Months Ended September 30,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$24.8	$0.28	$12.8	$0.15
Loss from discontinued operations, net of tax,
attributable to HealthSouth	5.4	0.06	3.2	0.04
Net income attributable to noncontrolling interests	(8.0)	(0.09)	(6.2)	(0.07)
Income from continuing operations
attributable to HealthSouth	22.2	0.25	9.8	0.11

Government, class action, and related settlements	8.5	0.10	17.1	0.20
Professional fees – accounting, tax, and legal	3.5	0.04	4.0	0.05
Loss on interest rate swaps	7.9	0.09	8.0	0.09
Provision for income tax benefit	(1.7)	(0.02)	(22.5)	(0.26)
Estimated income tax expense	(1.3)	(0.01)	(1.3)	(0.01)
Adjusted income from continuing operations (1) (4)	39.1	0.45	15.1	0.17
Adjustment for dilution (2)		(0.07)		(0.02)
Adjusted income from continuing operations
per diluted share (2) (4)		$0.38		$0.15

Estimated income tax expense	1.3		1.3
Interest expense and amortization of debt discounts
and fees	29.5		40.3
Depreciation and amortization	18.1		17.9
	88.0		74.6
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	4.3		-
Net noncash loss on disposal of assets	0.7		0.2
Loss on early extinguishment of debt	-		2.1
Compensation expense under FASB Statement
No. 123(R)	3.4		2.5
Adjusted Consolidated EBITDA (1) (4) (5)	$96.4		$79.4

Weighted average common shares outstanding:
Basic		87.6		87.4
Diluted		102.2		101.0

	Nine Months Ended September 30,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$81.9	$0.93	$91.6	$1.12
Loss (income) from discontinued operations, net of tax,
attributable to HealthSouth	7.3	0.08	(7.8)	(0.10)
Net income attributable to noncontrolling interests	(25.7)	(0.29)	(21.1)	(0.26)
Income from continuing operations attributable
to HealthSouth	63.5	0.72	62.7	0.77

Government, class action, and related settlements	41.3	0.47	(27.9)	(0.34)
Professional fees – accounting, tax, and legal	5.0	0.06	12.9	0.16
Gain on early extinguishment of debt	(3.1)	(0.04)	-	-
Loss on interest rate swaps	16.7	0.19	16.1	0.20
Accelerated depreciation of corporate campus (3)	-	-	10.0	0.12
Provision for income tax benefit	(0.8)	(0.01)	(21.7)	(0.27)
Estimated income tax expense	(3.9)	(0.04)	(3.9)	(0.05)
Adjusted income from continuing operations (1) (4)	118.7	1.36	48.2	0.59
Adjustment for dilution (2)		(0.19)		(0.08)
Adjusted income from continuing operations
per diluted share (2) (4)		$1.17		$0.51

Estimated income tax expense	3.9		3.9
Interest expense and amortization of debt discounts
and fees	95.0		131.1
Depreciation and amortization, excluding accelerated
depreciation of corporate campus (3)	53.4		55.3
	271.0		238.5
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	5.2		0.6
Net noncash loss on disposal of assets	3.0		0.8
Loss on early extinguishment of debt	-		5.8
Compensation expense under FASB Statement
No. 123(R)	9.9		8.5
Adjusted Consolidated EBITDA (1) (4) (5)	$289.1		$254.2

Weighted average common shares outstanding:
Basic		87.6		81.6
Diluted		101.6		95.1

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Year Ended December 31,
	2008	Per Share (2)
	(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$281.8	$3.40
Income from discontinued operations, net of tax,
attributable to HealthSouth	(16.9)	(0.20)
Net income attributable to noncontrolling interests	(29.4)	(0.35)
Income from continuing operations attributable
to HealthSouth	235.5	2.84

Gain on UBS Settlement	(121.3)	(1.46)
Government, class action, and related settlements	(67.2)	(0.81)
Professional fees – accounting, tax, and legal	44.4	0.53
Loss on interest rate swap	55.7	0.67
Accelerated depreciation of corporate campus (3)	10.0	0.12
Interest associated with UBS Settlement (6)	(9.4)	(0.11)
Provision for income tax benefit	(70.1)	(0.84)
Estimated income tax expense	(5.0)	(0.06)
Adjusted income from continuing operations (1) (4)	72.6	0.87
Adjustment for dilution (2)		(0.12)
Adjusted income from continuing operations
per diluted share (2) (4)		$0.75

Estimated income tax expense	5.0
Interest expense and amortization of debt discounts and fees,
excluding interest associated with UBS Settlement	168.9
Depreciation and amortization, excluding accelerated
depreciation of corporate campus (3)	73.2
	319.7
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	2.4
Net noncash loss on disposal of assets	2.0
Loss on early extinguishment of debt	5.9
Compensation expense under FASB Statement No. 123(R)	11.7
Adjusted Consolidated EBITDA (1) (4) (5)	$341.7

Weighted average common shares outstanding:
Basic		83.0
Diluted		96.4

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. The Company’s leverage ratio (consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters) is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted Consolidated EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. The increase in the Company’s basic and diluted weighted average common shares outstanding for the nine months ended September 30, 2009 compared to the same period of 2008 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008.

(3) In the first quarter of 2008, the Company accelerated the depreciation of its corporate campus so that the net book value of the campus equaled the estimated net proceeds the Company expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10 million. No similar charges are expected in 2009.

(4) Adjusted income from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(5) The Company’s Credit Agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted Consolidated EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

(6) Interest expense and amortization of debt discounts and fees in the Company’s consolidated statement of operations for the year ended December 31, 2008 included the reversal of approximately $9.4 million of accrued interest related to the loan guarantee for which the Company received a release as part of the UBS Settlement.

HealthSouth Corporation and Subsidiaries
Earnings Conference Call

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Wednesday, November 4, 2009 to discuss its results for the third quarter of 2009. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 30082093. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from November 4 until November 18, 2009. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended September 30, 2009, June 30, 2009, and March 31, 2009.